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                                                                    EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of RenaissanceRe Holdings Ltd.



We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-06339 and 333-61015) of RenaissanceRe Holdings Ltd. of our report dated January 28, 2000, with respect to the consolidated financial statements of RenaissanceRe Holdings Ltd. and Subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated by reference in the Company's 1999 Form 10-K, and of our report dated January 28, 2000 on the schedules included in the Company's 1999 Form 10-K.

/s/ Ernst & Young

Hamilton, Bermuda

March 28, 2000